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                                                               EXHIBIT 99(i)(1)


                   [LETTERHEAD OF O'MELVENY & MYERS LLP]


August 2, 1999



FPA Capital Fund, Inc.
11400 West Olympic Boulevard, Suite 1200
Los Angeles, California 90064

Ladies and Gentlemen:

     At your request, we have examined the form of Post-Effective Amendment No. 47 (the "Amendment") to your Registration Statement on Form N-1A. The Amendment pertains to the registration of an indefinite number of your shares $.01 par value (the "Shares"). We are familiar with the proceedings taken and proposed to be taken by you in connection with the authorization, issuance and sale of the Shares, and we have examined such corporate and other records as we considered advisable for purposes of this opinion.

     Based upon our examination, it is our opinion that, subject to Amendment becoming effective, and provided that an appropriate amendment to your Articles of Incorporation is duly effected before you have issued and outstanding more than 100,000,000 Shares, the Shares upon issuance and sale in the manner described in the Amendment will constitute validly issued, fully paid and non-assessable Shares of your common stock.

     The law covered by this opinion is limited to the Securities Act of 1933, the Investment Company Act of 1940, the related rules and regulations of the Securities and Exchange Commission, and those provisions of the present general corporate law of the State of Maryland that in our experience are normally applicable to the issuance of shares of investment companies organized in that state.

     We consent to the filing of this opinion as an exhibit to the Amendment.

                                          Respectfully submitted,


                                          /s/ O'MELVENY & MYERS LLP
                                          ---------------------------
                                          O'MELVENY & MYERS LLP